Exhibit 10.18

EXECUTION VERSION
DATED January 12, 2009
MR ZHANG RUILIN
as Guarantor
in favour of
MI ENERGY CORPORATION

GUARANTEE

THIS GUARANTEE is made as a deed on January 12, 2009.
BY:
(1)	MR ZHANG RUILIN of Suite 406, Block C, Grand Place, 5 Hui Zhong Road, Chaoyang District, Beijing 100101 P.R.China, Fax: +86 10 8489 2290 (PRC passport number G18206054) (the “Guarantor”) in favour of:

(2)	MI ENERGY CORPORATION (“MIE”) a corporation organised and existing under the laws of the Cayman Islands and having an office at: c/o M&C Corporate Services Limited, P.O. box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands.

1.	DEFINITIONS

1.1	In this Guarantee:

“Facility Agreement” means the up to $150,000,000 borrowing base facility agreement dated 29 October 2007 between MIE as Borrower, Standard Bank Asia Limited as Agent, Arranger and Security Trustee, the Lenders named and others as the same was amended pursuant to a waiver and amendment letter dated 23 November 2007 and as amended and restated pursuant to a new first amendment and restatement agreement dated January 12, 2009.

“FEEL” means Far East Energy Limited, a corporation organised and existing under the laws of the Special Administration of Hong Kong and having an office at Room 2105, 21/F, Office Tower Langham Place, 8 Argyle Street, Mongkok, Kowloon, Hong Kong.

“Interim Loan” has the meaning given to it in Clause 2.1 of the Tripartite Agreement.

“Relevant Jurisdiction” means the Guarantor’s jurisdiction of domicile from time to time.

“SAFE” means the State Administration of Foreign Exchange of the PRC including its successors.

“Tripartite Agreement” means the Tripartite Agreement dated December 31, 2008 among MIE, FEEL and the Guarantor.

1.2	Terms defined in the Facility Agreement shall, unless otherwise defined herein, have the same meaning herein and the principles of construction set out in clauses 1.2 (Construction) and 1.3 (Currency Symbols and Definitions) of the Facility Agreement shall have effect as if set out in this Guarantee.

2.	GUARANTEE

2.1	In consideration of MIE entering into the Tripartite Agreement with FEEL and the Guarantor, the Guarantor irrevocably and unconditionally:

(a)	guarantees to MIE the due and punctual payment by FEEL to MIE of all amounts outstanding from FEEL to MIE under the Interim Loan from time to time;

(b)	undertakes to MIE that whenever FEEL does not pay any amount when due under or in connection with the Interim Loan, the Guarantor shall on demand pay that amount as if he was the principal obligor; and

(c)	indemnifies MIE on demand against any cost, loss or liability suffered by MIE if any obligation guaranteed by him is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which MIE would otherwise have been entitled to recover.
2.2	For the avoidance of doubt, the Guarantor shall not be obligated to pay any amounts due under or in connection with this Guarantee prior to 30 June 2009.
3.	CONTINUING GUARANTEE

This Guarantee is a continuing guarantee and will extend to the ultimate outstanding amount of the Interim Loan payable by FEEL to MIE, regardless of any intermediate payment or discharge in whole or in part, and is intended to be binding on the personal representatives, heirs and estate of the Guarantor.

4.	REINSTATEMENT

If any payment by FEEL or any discharge given by MIE (whether in respect of the obligations of FEEL or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:
(a)	the liability of the Guarantor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	MIE shall be entitled to recover the value or amount of that security or payment from the Guarantor, as if the payment, discharge, avoidance or reduction had not occurred, provided that this Clause 4 shall not operate to increase the liability of the Guarantor under this Guarantee beyond the liability he would have had but for the occurrence of any of the circumstances described in this Clause 4.
5.	WAIVER OF DEFENCES

The obligations of the Guarantor under this Guarantee will not be affected by any act, omission, matter or thing which, but for this Clause 5, would reduce, release or prejudice any of his obligations under this Guarantee (without limitation and whether or not known to him or MIE) including:
(a)	any time, indulgence, waiver or consent granted to, or composition with, FEEL or other person;

(c)	the release of FEEL or any other person under the terms of any composition or arrangement with any of its creditors;

(d)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, FEEL or other person or any non-presentation, non-perfection or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of FEEL or any other person;

(f)	any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of the Tripartite Agreement or the Interim Loan or any other document or security;

(g)	any unenforceability, illegality, voidability or invalidity of any obligation of any person under the Tripartite Agreement or the Interim Loan or any other document or security;

(h)	any insolvency or similar proceedings; or

(i)	the bankruptcy, death or incapacity of the Guarantor.
6.	GUARANTOR INTENT

Without prejudice to the generality of Clause 5 (Waiver of Defences), the Guarantor expressly confirms that he intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of FEEL’s obligations in respect of the Tripartite Agreement or the Interim Loan and/or any facility or amount made available to FEEL thereunder for the purposes of or in connection with any of the following: acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purpose for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing for which FEEL has assumed liability under or in respect of, the Tripartite Agreement or the Interim Loan,.

7.	IMMEDIATE RECOURSE

The Guarantor waives any right he may have of first requiring MIE (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Guarantee. This waiver applies irrespective of any law or any provision of the Tripartite Agreement or any other document or agreement to the contrary.

8.	APPROPRIATIONS

Until all amounts which may be or become payable by FEEL under or in connection with the Interim Loan have been irrevocably paid in full, MIE may:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by MIE (or any trustee or agent on its behalf) in respect of those amounts and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Guarantee.
9.	DEFERRAL OF GUARANTOR’S RIGHTS

Until all amounts which may be or become payable by FEEL under or in connection with the Interim Loan have been irrevocably paid in full (the “Discharge Date”) and unless MIE otherwise directs, the Guarantor will not exercise any rights which he may have by reason of performance by him of his obligations under this Guarantee:
(a)	to be indemnified by FEEL;

(b)	to claim any contribution from any other guarantor of FEEL’s obligations under the Tripartite Agreement or the Interim Loan; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of MIE under the Tripartite Agreement or the Interim Loan or of any other guarantee or security taken pursuant to, or in connection with, the Tripartite Agreement or the Interim Loan by MIE.
If the Guarantor receives any benefit, payment or distribution in relation to such rights at any time prior to the Discharge Date, he shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to MIE by FEEL under or in connection with the Interim Loan to be repaid in full on trust for MIE and promptly upon receipt by it pay or transfer the same to MIE may direct.

10.	REPRESENTATIONS AND WARRANTIES

The Guarantor makes the representations and warranties set out in this Clause 10 to MIE on the date of this Guarantee.

10.1	Status

He is a natural person with full capacity to enter into and perform his obligations under this Guarantee.

10.2	Binding obligations

The obligations expressed to be assumed by him in this Guarantee are, subject to any general principles of law as at the date of this Guarantee limiting his obligations, which are specifically referred to in any legal opinion delivered in connection with his entry into of this Guarantee, legal, valid, binding and enforceable obligations.

10.3	Non-conflict with other obligations

The entry into and performance by him of, and the transactions contemplated by, this Guarantee do not and will not conflict with:
(a)	any material law or regulation applicable to him; or

(b)	any material agreement or instrument binding upon him or any of his assets or constitute a default (however described) under any such material agreement or instrument or permit any counterparty to terminate any such material agreement or instrument.
10.4	Validity and admissibility in evidence

All Authorisations required or desirable:
(a)	to enable him lawfully to enter into, exercise his rights and comply with his obligations in this Guarantee; and

(b)	to make this Guarantee admissible in evidence in the Relevant Jurisdiction, have been obtained or effected and are in full force and effect.
10.5	Governing law
(a)	The choice of governing law of this Guarantee will be recognised and enforced in the Relevant Jurisdiction.

(b)	Subject to any general principles of law set out in any legal opinion delivered in connection with his entry into of this Guarantee, any judgment obtained in relation to this Guarantee in England will be recognised and enforced in the Relevant Jurisdiction.
10.6	Bankruptcy

No:
(a)	action, legal proceeding or other procedure or step in relation to:
(i)	bankruptcy;

(ii)	a composition, compromise, assignment or arrangement with any of his creditors;

(iii)	the appointment of a trustee in bankruptcy or other similar officer in respect of him or of any of his assets; or

(iv)	enforcement of any Security over any of his assets,

(v)	or any analogous procedure or step; or

(b)	creditors’ process described in clause 23.8 (Creditors’ process) of the Facility Agreement,

has to his knowledge been threatened in relation to him.
10.7	No filing or stamp taxes

Under the law of the Relevant Jurisdiction it is not necessary that this Guarantee be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to this Guarantee or the transactions contemplated by this Guarantee except that it is noted that while there is a legal requirement in the PRC for this Guarantee to be registered with SAFE, he is, at the date of this Guarantee, unable to register this Guarantee with SAFE due to an absence of rules on application procedures.

10.8	No misleading information

Save as disclosed in writing to MIE prior to the date of this Guarantee, all written information supplied by him to MIE is true, complete and accurate in all material respects as at the date it was given, is accurate and not misleading in any material respect as of the date such written information was provided to MIE and was prepared in good faith and with due care and, prior to the date of this Guarantee, nothing has occurred and no information has been given or withheld that would result in any information being untrue or misleading in any respect.

10.9	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of or before, any court, arbitral body or agency (or investigation before any governmental body or agency of which it is aware) which, if adversely determined, could reasonably be expected by themselves or together with any other such proceedings to have a Material Adverse Effect are current or (to the best of his knowledge and belief) pending or threatened against him.

10.10	Ownership

The Guarantor and Zhao Jiangwei collectively own 99.99% of the issued share capital of FEEL.

10.11	Repetition

The representations set out in Clauses 10.1 (Status) to 10.10 (Ownership) (except for Clause 10.4 (Validity and admissibility in evidence)) are deemed to be made by the Guarantor (by reference to the facts and circumstances then existing) on each date that the Repeating Representations are made or are deemed to be made under the Facility Agreement.

11.	GENERAL UNDERTAKINGS

The undertakings in this Clause 11 remain in force from the date of this Guarantee for so long as any amount is outstanding under the Interim Loan.

11.1	Authorisations

The Guarantor shall promptly:
(c)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(d)	supply certified copies to MIE of,
any material Authorisation required under any law or regulation of the Relevant Jurisdiction to enable him to perform his obligations under this Guarantee (where failure to obtain and comply with such Authorisation could reasonably be expected to have a Material Adverse Effect) and each other Authorisation required to ensure the legality, validity, enforceability or admissibility in evidence in the Relevant Jurisdictions of this Guarantee.

11.2	Compliance with laws

The Guarantor shall comply in all material respects with all laws applicable to him, if failure to comply could reasonably be expected to materially impair his ability to perform his obligations under this Guarantee.

12.	TAXES

12.1	Definitions
(a)	In this Guarantee:

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under this Guarantee.

“Tax Payment” means either the increase in a payment made by the Guarantor to MIE under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 12.1 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.
12.2	Tax gross-up
(a)	The Guarantor shall make all payments to be made by him without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Guarantor shall promptly upon becoming aware that he must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify MIE accordingly.

(c)	If a Tax Deduction is required by law to be made by a Guarantor, the amount of the payment due from him shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If a Guarantor is required to make a Tax Deduction, he shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Guarantor shall deliver to MIE evidence reasonably satisfactory to MIE that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
12.3	Tax indemnity
(a)	The Guarantor shall (within three Business Days of demand by MIE) pay to MIE an amount equal to the loss, liability or cost which MIE determines will be or has been (directly or indirectly) suffered for or on account of Tax by MIE in respect of this Guarantee.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on MIE under the law of the jurisdiction in which MIE is incorporated or, if different, the jurisdiction (or jurisdictions) in which MIE is treated as resident for tax purposes; or

(ii)	if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by MIE; or

(iii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 12.2 (Tax gross-up).
13.	CURRENCY INDEMNITY

13.1	If any sum (a “Sum”) due from the Guarantor under this Guarantee or any order, judgment, award given or made in relation hereto has to be converted from the currency (the “First Currency”) in which such Sum is payable into another currency (the “Second Currency”) for the purpose of:
(a)	making or filing a claim or proof against the Guarantor;

(b)	obtaining an order, judgment, award in any court or other tribunal; or

(c)	enforcing any order, judgment, award given or made in relation hereto, the Guarantor shall, as an independent obligation, within three Business Days of demand, indemnify each person to whom such Sum is due from and against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between

(a) the rate of exchange used for such purpose to convert that Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to such person at the time of receipt of such Sum.
13.2	The Guarantor waives any right he may have in any jurisdiction to pay any amount under this Guarantee in a currency or currency unit other than that in which it is expressed to be payable.

14.	CURRENCY CONVERSION

14.1	For the purpose of or pending the discharge of any of the Secured Obligations MIE may convert any moneys received or recovered by MIE from one currency to another, at the spot rate at which MIE is able to purchase the currency in which the Secured Obligations are due with the amount received.

14.2	The obligations of the Guarantor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

15.	SET OFF

MIE may set off any matured obligation due from the Guarantor under this Guarantee (to the extent beneficially owed by that Finance Party) against any matured obligation owed by MIE to the Guarantor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, MIE may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

16.	NOTICES

16.1	Communications in writing

Any communication to be made under or in connection with this Guarantee shall be made in writing and, unless otherwise stated, may be made by fax or letter.

16.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Guarantee is that identified with its name below or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

16.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with this Guarantee will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 16.2 (Addresses), if addressed to that department or officer.
17.	ADDITIONAL SECURITY
(a)	This Guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

(d)	The liability of the Guarantor under this Guarantee shall not be discharged or affected in any way (i) by reason of the invalidity, voidability or unenforceability as regards any other guarantee or any other security or (ii) by the Finance Parties releasing, discharging, compounding with or varying the liability under any other guarantee or making any other arrangement with, the Borrower, any Obligor or any other person.
18.	ASSIGNMENTS AND SUCCESSORS

MIE may at any time assign or transfer all or any of its rights and benefits under this Guarantee and this Guarantee shall remain in effect despite any amalgamation or merger (however effected) relating to MIE. References to MIE shall be deemed to include any assignee, transferee or successor in title of MIE and any person who, under the laws of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of MIE under this Guarantee or to which under such laws the same have been transferred.

19.	PARTIAL INVALIDITY

If at any time, any provision of this Guarantee is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Guarantee nor of such provisions under the law of any other jurisdiction shall in any way be affected or impaired thereby.

20.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of MIE, any right or remedy under this Guarantee shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise of any other right or remedy. The rights and remedies provided in this Guarantee are cumulative and not exclusive of any rights or remedies provided by law.

21.	AMENDMENTS

Any term of this Guarantee may be amended or waived only with the consent of MIE and the Guarantor in writing and any such amendment or waiver will be binding on the Guarantor and MIE.

22.	GOVERNING LAW

This Guarantee is governed by English law.

23.	ENFORCEMENT

23.1	Jurisdiction
(b)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Guarantee (including a dispute regarding the existence, validity or termination of this Guarantee) (a “Dispute”).

(c)	The Guarantor agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and, accordingly, the Guarantor will not argue to the contrary.
23.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Guarantor:
(a)	irrevocably appoints Law Debenture Corporate Service Limited of as his agent for service of process in relation to any proceedings before the English courts in connection with this Guarantee; and

(b)	agrees that failure by a process agent to notify the Guarantor of the process will not invalidate the proceedings concerned.
IN WITNESS WHEREOF this Guarantee has been executed as a deed by the Guarantor and is intended to be and is hereby delivered as a deed on the date specified above.

The Guarantor

Signed as deed by	)
ZHANG RUILIN	)	/s/ Zhang Ruilin
in the presence of:	)

/s/	Signature of witness
Name of witness
19F, Suite 1,	Address of witness
China Central Place, Beijing
Legal Consultant	Occupation

Address:	Suite 402, Block C, Grand Place
5 Hui Zhong Road
Chaoyang District
Beijing 100101
P.R.China

Fax No.:	+86 10 8489 2290

MIE
MI ENERGY CORPORATION
By:
/s/ Forrest Dietrich

Address:	Room 406, Building C Yuanda Center No. 5 Huizhong Road Chaoyang District, Beijing PRC